Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                       MONTHLY REPORT - NOVEMBER 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (634,870.228 units) at October 31, 2002        $1,396,638,414
Additions of 43,000.542 units on November 30, 2002                 93,073,785
Redemptions of (4,078.186) units on November 30, 2002              (8,827,158)
Offering Costs                                                       (666,954)
Net Income (Loss) - November 2002                                 (21,809,922)
                                                               --------------

Net Asset Value (673,792.584 units) at November 30, 2002       $1,458,408,165
                                                               ==============

Net Asset Value per Unit at November 30, 2002                  $     2,164.48
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $  (12,334,834)
    Change in unrealized                                          (16,472,862)

  Gains (losses) on forward and swap contracts:
    Realized                                                       (4,297,600)
    Change in unrealized                                           17,960,441
  Interest income                                                   1,738,922
                                                               --------------

                                                                  (13,405,933)
                                                               --------------

Expenses:
  Brokerage fee                                                     8,273,358
  Performance fee                                                           0
  Operating expenses                                                  130,631
                                                               --------------

                                                                    8,403,989
                                                               --------------

Net Income (Loss) - November 2002                              $  (21,809,922)
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on November 30, 2002                  $     2,164.48

Net Asset Value per Unit on October 31, 2002                   $     2,199.88

Unit Value Monthly Gain (Loss) %                                       (1.61)%

Fund 2002 calendar YTD Gain (Loss) %                                    9.50 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

In the last two months, U.S. equities prices rose at a faster pace than at any time since 1997. Over this same period, Campbell & Company played good defense against a reversal of the major trends that were profitable for us this year, leaving year-to-date gains in double digits. Performance for November was marginally negative, with gains in currencies offset by losses in interest rates, stock indices and energy.

The S&P and Dow both added almost 6% in November, while the NASDAQ gained over 11%. Most of these gains occurred after the Fed lowered interest rates by a surprising 50 basis points, which is expected to encourage consumer confidence and capital spending. Jobless claims also fell during November.

While we welcome any indications of sustained recovery, economic indicators remain mixed, with record bankruptcies, weak business spending, downward earnings revisions, record consumer debt, and the impact on consumer spending of a shortened holiday season. Continuing fears about domestic security and war in the Middle East add to the prospect of continued uncertainty and potentially volatile markets.

In the meantime, we extend our very best wishes for a peaceful and enjoyable holiday season.

Sincerely,
Bruce Cleland
President & CEO

Note: Limited partners may increase their investment in the Fund with a minimum investment of $1,000; this $1,000 minimum will increase to $25,000 effective February 1, 2003.